For Immediate Release
February 28, 2024

Southwest Gas Holdings, Inc. Reports Fourth Quarter and Full-Year 2023 Financial Results
Improved Utility ROE, Strong Centuri Revenue, Net Income, and Adjusted EBITDA
Previously Announced Plan to Separate Centuri Remains On Track
Initiated 2024 Utility Earnings and Capital Expenditures Guidance and 2024-2026 Utility Adjusted Net Income CAGR and Rate Base CAGR Guidance
LAS VEGAS – February 28, 2024 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas” or “Company”) today reported fourth quarter 2023 consolidated net income of $72.9 million, or $1.01 per diluted share, and adjusted consolidated net income of $81.2 million, or $1.13 per diluted share. For the full-year ended December 31, 2023, consolidated net income was $150.9 million, or $2.13 per diluted share, and adjusted consolidated net income was $238.4 million, or $3.36 per diluted share. These results compared to a consolidated net loss of $(280.6) million, or $(4.18) per diluted share, and adjusted consolidated earnings of $78.0 million, or $1.16 per diluted share for the fourth quarter of 2022, and a consolidated net loss of $(203.3) million, or $(3.10) per diluted share, and adjusted consolidated net income of $196.6 million, or $3.00 per diluted share, for the full year ended December 31, 2022.
“I am pleased with the progress our team made throughout the past year to implement our strategic priorities and advance our transformation into a pure-play natural gas leader," said Karen Haller, Chief Executive Officer at Southwest Gas Holdings. “Continued strong customer growth, successful execution of our regulatory strategy, returns associated with elevated regulatory account balances, and higher COLI, all combined to improve results at Southwest Gas Corporation in 2023. We saw a 220 basis point step-up in utility ROE from 2022 levels and our adjusted net income results were $24 million above the $225 million high end of our expected range. The planned completion of our Nevada general rate case this Spring and our recent general rate case filing in Arizona provide the opportunity to start recovering the significant investments we have made to serve our customers.
“Centuri Group, Inc. (“Centuri”) saw strong adjusted EBITDA, a 24% increase over 2022. With the successful onboarding of Bill Fehrman as President and CEO, progress toward the previously announced plan to separate Centuri into an independent utility infrastructure services company remains on track as we seek to unlock value for Southwest Gas shareholders,” Haller added.
2023 Southwest Gas Holdings Operational and Financial Highlights
•In February 2023, completed the MountainWest sale and paid down the remaining balance of the term loan used to initially fund the MountainWest acquisition;
•In March 2023, issued 4.1 million shares of Southwest Gas common stock for net proceeds of $238.4 million;
•Application for Centuri separation approved by the Arizona Corporation Commission; and

•Confidentially submitted a draft Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the planned initial public offering of Centuri Holdings.
SOUTHWEST GAS HOLDINGS, INC.
SUMMARY OPERATING RESULTS
(In thousands, except per share items)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Results of Consolidated Operations
Contribution to net income (loss) - natural gas distribution	$91,661	$67,050	$242,226	$154,380
Contribution to net income (loss) - utility infrastructure services	(5,250)	6,465	19,652	2,065
Contribution to net income (loss) - pipeline and storage	—	(328,059)	(16,288)	(283,733)
Corporate and administrative loss	(13,542)	(26,040)	(94,701)	(76,002)
Net income (loss)	$72,869	$(280,584)	$150,889	$(203,290)
Adjusted net income(1)	$81,191	$77,986	$238,421	$196,600
Diluted earnings (loss) per share*	$1.01	$(4.18)	$2.13	$(3.10)
Diluted adjusted earnings per share	$1.13	$1.16	$3.36	$3.00
Weighted average diluted shares	71,916	67,200	70,990	65,558
(1) For a reconciliation of non-GAAP financial measure of Adjusted net income and their comparable GAAP measure of Net income (loss), see the table later in this press release.
*In periods in which losses occur, diluted and basic loss per share are the same.
Business Segment Highlights
Key operational and financial highlights for Southwest / natural gas distribution segment include:
•Delivered utility return on year end equity of 8.2%;
•More than 40,000 new meter sets (1.8% growth rate) added during the 12 months ended December 31, 2023;
•Operating margin increased $107 million, or 9%, between 2023 and 2022;
•Approval of Arizona rate case authorizing the recovery of investments made for the benefit of customers resulting in an increase in annualized revenues of $54 million, effective February 1, 2023;
•Received approval to implement an increase in the Gas Cost Balancing Account rate to facilitate timely recovery of ~$358 million in Arizona purchased gas costs incurred for the benefit of customers effective August 1, 2023;
•Three rate cases: $70 million general rate case in Nevada in September 2023; $126 million general rate case in Arizona in February 2024; and an approximately $16 million general rate case for Great Basin expected by the first week of March;
•$750 million capital investment (including non-cash adjustments) during 2023, a ~6% increase from 2022;

•For the fourth consecutive year, Southwest Gas Corporation ranked #1 in Customer Satisfaction among Business and Large Residential Gas Utilities in the West by J.D. Power1; and
•Company-owned Life Insurance (“COLI”) policy cash surrender value increased $10.1 million (or $0.14 per diluted share) in 2023, compared to a decline of $5.4 million (or $(0.08) per diluted share) in 2022.
Key operational and financial highlights for Centuri / utility infrastructure services segment include:
•Revenues of $2.9 billion in 2023, an increase of $139 million, or 5%, compared to 2022;
•~$55 million, or 24%, year-over-year increase in full-year adjusted EBITDA to $283 million;
•$86 million storm restoration services revenues in 2023, an increase of $17 million over 2022;
•$215 million of revenues from sustainable wind energy projects in 2023 including the first U.S. commercial-scale offshore project to deliver generated electricity to the grid; and
•Executed a multi-year contract extension of a master services agreement with an existing gas utility customer in Ontario, Canada with anticipated revenues of ~$1 billion over the contract term.
Southwest / Natural Gas Distribution - Fourth Quarter 2023
The natural gas distribution segment recorded net income of $91.7 million and adjusted net income of $95.2 million in the fourth quarter of 2023, compared to net income of $67.1 million (with no adjustments reported) in the fourth quarter of 2022. This was driven primarily by increases in operating margin and higher other income, partially offset by higher depreciation and amortization expenses, higher interest expense, and higher operations and maintenance expense.
Key drivers of fourth quarter 2023 performance as compared to fourth quarter 2022 include:
•Increased operating margin by $26 million compared to fourth quarter 2022, including the impacts of ~$4 million related to customer growth and ~$14 million primarily related to new general rates in Arizona (effective February 2023) to recover costs and investments made on behalf of customers through August of 2022, and to a lesser extent, the California attrition increase; the remainder of margin improvement relates primarily to revenue associated with other regulatory mechanisms for which the effects are mitigated by a comparable increase in amortization expense between the periods;
•An $11 million increase in Operations and maintenance expense primarily related to professional services for the utility optimization opportunity identification, benchmarking, and assessment initiative ($5 million), labor and labor-related benefit costs ($4 million), and leak survey and line locating activities ($1 million);
•Depreciation and amortization increased $6 million due to a higher level of gas plant in service, as well as higher regulatory account amortization ($2.4 million);
1 Southwest received the highest score in the West Region of the J.D. Power 2020 - 2023 U.S. Gas Utility Business Customer Satisfaction Studies and the West Large segment (serving 400,000 or more residential customers) of the J.D. Power 2020 - 2023 U.S. Gas Utility Residential Customer Satisfaction Studies of customers’ satisfaction nationally among gas business and residential customers. Visit jdpower.com/awards for more details.

•Other income increased $25 million, $9 million of which is related to a prior year reserve for a non-recoverable software project that did not recur, a $5 million decrease in the non-service-related components of employee pension and other postretirement benefit costs, a $5 million higher increase in interest income related to carrying charges associated with regulatory account balances, including the Purchased Gas Adjustment mechanisms, $2 million in the allowance for equity funds used during construction, and a $2 million increase in COLI results;
•Interest expense increased $7 million compared to the fourth quarter of 2022, due to the issuance of $300 million of Senior Notes in December 2022 and $300 million of Senior Notes issued in March 2023; and
•Adjustments to recorded fourth quarter 2023 earnings included ~$4 million of collective after-tax consulting fees related to the utility optimization initiative, while the recorded fourth quarter 2022 earnings did not include any such adjustments.
Southwest / Natural Gas Distribution - Full Year 2023
The natural gas distribution segment recorded net income of $242.2 million and adjusted net income of $248.6 million in 2023, compared to net income of $154.4 million (with no adjustments reported) in 2022. This increase was driven primarily by increases in operating margin, higher other income and higher COLI results, partially offset by higher depreciation and amortization expenses, operations and maintenance expense, and interest expense.
Key drivers of 2023 performance as compared to 2022 include:
•Increased operating margin by $107 million compared to 2022, including the impacts of ~$14 million related to customer growth and ~$56 million primarily related to new general rates in Arizona effective February 2023 to recover costs and investments incurred for customers through November 2023, including certain adjustments through November 2024, as well as benefits of rate relief in Nevada through the first quarter of 2023 and the annual California attrition increase; the remainder of margin improvement relates to $19 million of revenue associated with other regulatory mechanisms for which the effects are mitigated by a comparable increase in amortization expense between the periods; an $8 million out-of-period adjusting entry that was made in the first quarter of 2023, which reduced net cost of gas sold; and margin associated with customers outside the decoupling mechanisms;
•A $20 million, or 4%, increase in O&M primarily related to increases throughout the business, including in external and professional services ($10 million, the majority of which relates to utility optimization consulting fees), direct labor ($8 million), leak survey and line locating activities ($4 million), higher incentive compensation expense ($4 million) and costs for fuel used in operations ($3 million). These were partially offset by lower employee benefit costs between periods (approximately $5 million reflected in O&M expense), primarily due to the lower service-related component of postretirement benefit costs offset by increases in employee medical and other costs; and legal/claim-related costs ($7 million);
•Depreciation and amortization increased $32 million, or 12%, between years, including from a $583 million, or 6%, increase in average gas plant in service compared to 2022, and a $19 million increase in regulatory account amortization as discussed in operating margin above. The increase in gas plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure;
•Other income increased $78 million reflecting $35 million higher interest income, related to carrying charges associated with the elevated deferred purchased gas cost balance and interest on other regulatory account balances, with another nearly $2 million associated with the equity portion of the allowance for funds used during construction. Additionally, non-service-related components of employee pension and other postretirement benefit costs decreased $21 million between years, thereby positively impacting results between periods; and a non-recurring $9 million reserve for a software project deemed non-recoverable from utility operations that was recorded in the prior year. Southwest also recognized a $16 million increase in COLI results between years;
•Interest expense increased $34 million compared to 2022, primarily due to interest associated with $300 million of Senior Notes issued in December 2022, and $300 million of Senior Notes issued in March 2023, and in part to $600 million of Senior Notes issued in March 2022, as well as a $450 million term loan, entered into in January 2023 to support higher natural gas supply costs, which was repaid in April 2023. These increases were offset by the March 2023 repayment of the remaining $225 million balance associated with the March 2021 Term Loan. Other impacts include increased interest associated with a higher amount of short-term debt and higher rates on variable-debt overall; and
•Adjustments to full year 2023 recorded earnings included $6 million of collective after-tax consulting fees related to optimization opportunity identification, benchmarking, and assessment, while the recorded full year 2022 earnings did not include any such adjustments.
Southwest / Natural Gas Distribution Segment Guidance and Outlook:
The Company has initiated the following forward-looking guidance for Southwest:
•2024 net income guidance of $228 - $238 million (assumes $3 - $5 million of COLI earnings);
•2024 capital expenditures in support of customer growth, system improvements, and pipe replacement programs of approximately $830 million;
•2024 - 2026 adjusted net income compound annual growth rate of 10.0% - 12.0%;
•2024 - 2026 capital expenditures of approximately $2.4 billion; and
•2024 - 2026 utility rate base compound annual growth rate of 6.5% - 7.5%.
Centuri / Utility Infrastructure Services - Fourth Quarter 2023
The utility infrastructure services segment had a net loss of $(5.3) million and adjusted net loss of $(4.1) million in the fourth quarter of 2023, compared to net income of $6.5 million and adjusted net income of $6.7 million in the fourth quarter of 2022. The fourth quarter of 2022 benefited from adjustments to revenue as a result of re-negotiations of pricing within master service agreements (“MSAs”) and significant storm restoration services revenues that did not recur in the fourth quarter of 2023. Only $3 million, or 3%, of the $86 million storm restoration services occurred during the fourth quarter of 2023, whereas 48% of the full-year 2022 amount occurred during the fourth quarter of 2022. Revenues derived from storm-related services vary from period to period due to the unpredictable nature of weather-related events, and when this type of work is performed, it typically generates a higher profit margin than core infrastructure services.

Key drivers of Centuri’s fourth quarter 2023 performance as compared to fourth quarter 2022 include:
•$107 million, or 13.8%, decrease in revenues, including a $46 million decrease in electric infrastructure services revenue, which primarily consisted of a $30 million decrease in storm restoration services revenue during the fourth quarter of 2023 when compared to the fourth quarter 2022, as the company was engaged to respond to the effects of hurricane Ian in the Southeast U.S. during the fourth quarter of 2022. Similar levels of storm restoration services were not required in the fourth quarter of 2023. The remaining decrease in electric infrastructure services revenue, as well as a $58 million decrease in gas infrastructure services revenue was mostly due to a net reduction in volumes under certain existing customer agreements due to budgetary constraints that did not exist in the prior year as well as changes in mix of electric infrastructure services work;
•~$9 million decrease across infrastructure customers related to the timing of revenue recorded in the fourth quarter of 2022 as a result of re-negotiations of pricing within MSAs that were completed during the fourth quarter of 2022. No such timing items resulting from MSA re-negotiations occurred during the fourth quarter of 2023; the remaining decrease in revenues was driven primarily by a net reduction in volume of work under certain MSAs with existing customers due to customer budgetary constraints that did not exist in the prior year’s fourth quarter;
•$87 million, or 12.5%, decrease in utility infrastructure services expenses, primarily as a result of decreased costs to complete a lower volume of work;
•Interest expense increased $3 million compared to the fourth quarter of 2022, reflective of higher short-term interest rates; and
•Adjustments to recorded fourth quarter 2023 earnings included $1 million of collective after-tax strategic review and Centuri separation costs, while the recorded fourth quarter 2022 earnings included a negligible amount of such costs.
Centuri / Utility Infrastructure Services - Full Year 2023
The utility infrastructure services segment had net income of $19.7 million and adjusted net income of $22.2 million in 2023, compared to net income of $2.1 million and adjusted net income of $3.5 million in 2022. Revenues increased $138.9 million compared to 2022, and operating income improved by 80%, reflecting, in addition to an increased volume of work, the effects of Centuri’s effort to renegotiate MSAs across its customer base to capture in revenues the impacts of cost inflation that had compressed margins in 2022. In addition, cost management efforts and a favorable change in the mix of work in 2023 improved margins when compared to 2022.
Key drivers of Centuri’s 2023 performance as compared to 2022 include:
•$139 million, or 5%, increase in revenues, driven primarily by a $212 million increase in electric infrastructure services revenue, which included a $120 million increase in offshore wind revenue. Offshore wind revenue stems from several multi-year contracts whereby Centuri provides materials, subcontracts manufacturing, and self performs fabrication and assembly of secondary steel components onshore, with delivery at a port facility. Also, a $17 million increase of emergency restoration services following tornado and other storm damage to customers’ above-ground utility infrastructure in and around the Gulf Coast and eastern regions of the U.S., particularly during the first half of 2023. Centuri’s revenues derived from storm-related services vary from period to period due to the unpredictable nature of weather-related events, and when this type of work is performed, it typically generates a higher profit margin than core infrastructure services, due to improved operating efficiencies related to equipment utilization and absorption of fixed costs. The remaining increase in electric infrastructure services revenue was due to higher volumes under certain existing customer MSAs. Partially offsetting these increases was an $82 million decrease in gas infrastructure services revenue driven primarily by lower volume under MSAs with certain existing customers, mostly in Canada, partly offset by increased revenue from bid work with a U.S. customer. Other revenues increased $9 million, primarily due to completion of a large industrial bid project during the year;
•$88 million, or 3.5%, increase in infrastructure services expenses, primarily as a result of increased costs to complete a higher volume of work. Subcontractor costs increased during 2023 compared to the prior year primarily due to increased revenue related to offshore wind projects. Despite continued inflationary pressures, margin on work completed in 2023 improved from the prior year due to changes in the mix of work and lower fuel prices. Also included in total Utility infrastructure services expenses were general and administrative costs, which increased approximately $1.3 million between years due to continued growth in the business. Gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were approximately $4.5 million and $6.4 million in 2023 and 2022, respectively;
•$55 million increase in adjusted EBITDA that was the combined result of the higher volume of work and the successful re-negotiation of pricing within MSAs near the end of 2022, cost management efforts, and a favorable change in the mix of work in 2023 improved margins when compared to 2022;
•Improved adjusted EBITDA margin of 9.7% in 2023 compared with an adjusted EBITDA margin of 8.3% in 2022, with the improvements related to items described above;
•Depreciation and amortization expense remained largely consistent as a percentage of revenue between years. Amortization of intangible assets decreased in 2023 compared to 2022 due to Riggs Distler’s backlog intangible asset becoming fully amortized in 2022;
•Increased interest expense of $36 million, driven by higher comparative short-term interest rates; and
•Adjustments to recorded full year 2023 earnings included ~$3 million of collective after-tax strategic review costs, while the recorded full year 2022 earnings included ~$1 million of such costs.
MountainWest / Pipeline and Storage – Fourth Quarter and Full Year 2023
Operating results for the pipeline and storage segment for 2023 reflect activity from January 1, 2023, through February 13, 2023 (the last full day of ownership by the Company), including residual goodwill impairment recognized during 2023. Operating expenses include ~$3 million during the first quarter related to integration/stand-up costs leading up to the sale date. Depreciation and amortization was not recorded in 2023 as MountainWest was classified as held for sale during the holding period. Income tax expense includes the impact of book versus tax basis differences related to the sale completed in 2023.
Southwest Gas Holdings - Fourth Quarter and Full Year 2023 and 2022
•Corporate and administrative expenses for the fourth quarter and year ended 2023 include respective $11 million and $43 million in interest expense related to borrowings and $4 million and $11 million in Centuri separation costs, offset by certain tax benefits while corporate and administrative expenses for the fourth quarter and year ended 2022 include respective $20 million and $48 million in interest expense related to borrowings and $6 million and $38 million in proxy contest, shareholders litigation, strategic review & CEO separation costs; and
•Adjustments to recorded fourth quarter 2023 earnings included $8 million of collective after-tax consulting fees related to optimization opportunity identification, benchmarking, and assessment, as well as strategic review costs and Centuri separation costs, while adjustments to the recorded fourth quarter 2022 earnings included respective $359 million of collective after-tax proxy contest, stockholder litigation, settlement agreement, strategic review, and Centuri separation costs, as well as MountainWest goodwill impairment and integration costs. Adjustments to recorded full year 2023 earnings include $88 million of collective after-tax consulting fees related to optimization opportunity identification, benchmarking, and assessment, as well as strategic review costs and Centuri separation costs, and MountainWest goodwill impairment and integration costs, while adjustments to recorded full year 2022 earnings include $400 million of collective after-tax proxy contest, stockholder litigation, settlement agreement, strategic review and Centuri separation costs, and MountainWest goodwill impairment and integration costs.
Centuri Separation Update
Southwest Gas and its Board of Directors (the “Board”) continue to make progress on their commitment to simplify the Company’s portfolio of businesses. On September 22, 2023, Centuri Holdings confidentially submitted a draft registration statement on Form S-1 with the SEC. On December 4, 2023, the Board announced the Centuri Holdings IPO as the preferred path to advance the separation of Centuri as an independent utility infrastructure services company to maximize value for Southwest Gas stockholders.
In early January 2024, accomplished utility and energy executive Bill Fehrman officially joined Centuri as its President and Chief Executive Officer. Mr. Fehrman brings decades of utility experience, including having most recently served as President and Chief Executive Officer of Berkshire Hathaway Energy. With the addition of Mr. Fehrman, Southwest Gas reaffirms the previously communicated plan to advance the separation of Centuri as outlined in the December 4, 2023 press release.
Conference Call and Webcast
Southwest Gas will host a conference call on Wednesday, February 28, 2024 at 11:00 a.m. ET to discuss its fourth quarter and full year 2023 results. The associated press releases and presentation slides are available at https://investors.swgasholdings.com.
The call will be webcast live on the Company's website at www.swgasholdings.com. The telephone dial-in numbers in the U.S. and Canada are toll free: (844) 481-2868 or international (412) 317-1860. The webcast will be archived on the Southwest Gas website.
Southwest Gas Holdings currently has two business segments:
Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada, and California by providing safe, reliable, sustainable, and affordable service while innovating additional energy solutions to fuel the growth in its communities.
Centuri Group, Inc. is a strategic infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”), Southwest Gas Corporation (the “Utility” or “Southwest”), Centuri Holdings, Inc. (“Centuri Holdings”) and Centuri Group, Inc. (“Centuri”) and their respective expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “pursue”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding the planned separation of Centuri and expectations for financial performance in 2024. In addition, the statements under headings pertaining to “Guidance and Outlook” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company, Utility, Centuri Holdings, Inc. and Centuri could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, statements regarding the proposed transaction structure of a Centuri separation and potential Centuri Holdings IPO and the ability to preserve the viability of a tax-free spin-off of Centuri, the timing and impact of executing (or not executing) such transaction alternatives, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and similar changes and related regulatory decisions, the impacts of construction activity at Centuri, the potential for, and the impact of, a credit rating downgrade, the costs to integrate new businesses, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, current and future litigation, and the impacts of stock market volatility. The Company can provide no assurances that the Centuri Holdings IPO and/or separation of Centuri will occur on the expected timeline or at all. For purposes of any forward-looking consolidated financial information at Southwest Gas, full consolidation of Centuri has been modeled in this release. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance regarding segment revenues, EBITDA, EBITDA margin or growth rates, that projects expected to be undertaken with results as stated will occur, nor that interest expense patterns will transpire as expected, that increases in costs will be timely incorporated in contracts and revenues, that customer materials will be available timely to efficiently complete projects, or that inefficiencies in the mix of work will not result, nor can it provide assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Quantitative and Qualitative Disclosure about Market Risk” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.
Non-GAAP Measures. This earnings release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP measures include (i) adjusted consolidated earnings (loss) per diluted share, (ii) adjusted consolidated net income, (iii) natural gas distribution segment adjusted net income (loss), (iv) pipeline and storage segment adjusted net income (loss), (v) utility infrastructure services segment adjusted net income (loss), and (vi) adjusted corporate and administrative net loss. Management uses these non-GAAP measures internally to evaluate performance and in making financial and operational decisions. Management believes that its presentation of these measures provides investors greater transparency with respect to its results of operations and that these measures are useful for a period-to-period comparison of results. Management also believes that providing these non-GAAP financial measures helps investors evaluate the Company’s operating performance, profitability, and business trends in a way that is consistent with how management evaluates such performance. Adjusted consolidated net income (loss) for the twelve- months ended December 31, 2023 and 2022 includes adjustments to add back expenses related to the MountainWest acquisition and integration expenses, stockholder activism and litigation, proxy contest and settlement, consulting fees related to Utility optimization opportunity identification, benchmarking, and assessment, and the strategic review, along with losses on disposal groups held for sale, including goodwill impairment impacts and estimated selling costs, other costs associated with the sale, and costs incurred to facilitate the separation of Centuri. For the three-months ended December 31, 2023 and 2022, adjusted consolidated net income (loss) includes adjustments to add back expenses related to consulting fees related to Utility optimization opportunity identification, benchmarking, and assessment, and the strategic review and other costs incurred to facilitate the separation of Centuri. Management believes that it is appropriate to adjust for expenses related to the MountainWest acquisition and integration, for losses on held for sale businesses and for related costs, along with costs to facilitate a spin-off of Centuri, because they are expenses and charges that will not recur following these events. Management also believes it is appropriate to adjust for expenses related to stockholder activism, proxy contest settlement, and stockholder litigation, as well as the consulting fees related to Utility optimization and strategic review, because these matters are unique and outside of the ordinary course of business for the Company.
Management also uses the non-GAAP measure operating margin related to its natural gas distribution operations. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined by management as regulated operations revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. (The Southwest Gas Holdings, Inc. Consolidated Earnings Digest included herein provides reconciliations for these non-GAAP measures.)
Management also uses the non-GAAP measure EBITDA and Adjusted EBITDA related to its utility infrastructure services operations. EBITDA and Adjusted EBITDA, when used in connection with net income attributable to utility infrastructure services, is intended to provide useful information to investors and analysts as they evaluate Centuri’s performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted for certain other items as described below. These measures should not be considered as an alternative to net income or other measures of performance that are derived in accordance with GAAP. Management believes that the exclusion of certain items from net income attributable to Centuri provides an effective evaluation of Centuri’s operations period over period and identifies operating trends that might not be apparent when including the excluded items. As to certain of the items in the EBITDA and Adjusted EBITDA reconciliation table below, (i) non-recurring strategic review costs relate to a potential sale or spin-off of Centuri, and (ii) non-cash share-based compensation varies from period to period due to amounts granted in a given year. Because EBITDA and Adjusted EBITDA, as defined, exclude some, but not all, items that affect net income attributable to Centuri, such measures may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measure, net income attributable to Centuri, and information reconciling the GAAP and non-GAAP financial measures, are included in the utility infrastructure services EBITDA and Adjusted EBITDA reconciliation chart below.
We do not provide a reconciliation of forward-looking Non-GAAP Measures to the corresponding forward-looking GAAP measure due to our inability to project special charges and certain expenses.
Contacts

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Sean Corbett
Vice President of Investor Relations	Manager, Corporate Communications
Phone: (702) 364-3135	Phone: (702) 876-7219
justin.forsberg@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

Three Months Ended December 31,	2023	2022
Consolidated Operating Revenues	$1,367,531	$1,420,892

Net income (loss) applicable to Southwest Gas Holdings	$72,869	$(280,584)

Weighted Average Common Shares	71,672	67,200

Basic Earnings (Loss) Per Share	$1.02	$(4.18)

Diluted Earnings (Loss) Per Share	$1.01	$(4.18)

Reconciliation of Gross margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$197,950	$182,994
Plus:
Operations and maintenance (excluding Admin & General) expense	82,944	78,041
Depreciation and amortization expense	76,699	70,609
Operating Margin	$357,593	$331,644

Twelve Months Ended December 31,	2023	2022
Consolidated Operating Revenues	$5,433,972	$4,960,009

Net Income (loss) applicable to Southwest Gas Holdings	$150,889	$(203,290)

Weighted Average Common Shares	70,787	65,558

Basic Earnings (Loss) Per Share	$2.13	$(3.10)

Diluted Earnings (Loss) Per Share	$2.13	$(3.10)

Reconciliation of Gross margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$640,955	$574,534
Plus:
Operations and maintenance (excluding Admin & General) expense	316,246	308,276
Depreciation and amortization expense	295,462	263,043
Operating Margin	$1,252,663	$1,145,853

Reconciliation of non-GAAP financial measure of Adjusted net income (loss) and Adjusted diluted earnings (loss) per share and their comparable GAAP measure of Net income (loss) and Diluted earnings (loss) per share is presented below. Note that the comparable GAAP measures related to net income (loss) are also included in Note 13 - Segment Information in the Company’s December 31, 2023 Form 10-K.
Amounts in thousands, except per share amounts

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Reconciliation of Net income (loss) to non-GAAP measure of Adjusted net income (loss)
Net income applicable to Natural Gas Distribution (GAAP)	$91,661	$67,050	$242,226	$154,380
Plus:
Consulting fees related to optimization opportunity identification, benchmarking, and assessment	4,717	—	8,326	—
Income tax effect of adjustment above(1)	(1,132)	—	(1,999)	—
Adjusted net income applicable to Natural Gas Distribution	$95,246	$67,050	$248,553	$154,380

Net income (loss) applicable to Utility Infrastructure Services (GAAP)	$(5,250)	$6,465	$19,652	$2,065
Plus:
Strategic review, including Centuri spin	1,588	243	3,365	1,853
Income tax effect of adjustment above(1)	(397)	(52)	(841)	(454)
Adjusted net income applicable to Utility Infrastructure Services	$(4,059)	$6,656	$22,176	$3,464

Net loss applicable to Pipeline and Storage (GAAP)(2)	$—	$(328,059)	$(16,288)	$(283,733)
Plus:
Goodwill impairment	—	449,606	21,215	449,606
Income tax effect of adjustment above(1)	—	(105,507)	6,196	(105,507)
Nonrecurring stand-up costs associated with integrating MountainWest	—	7,295	2,565	26,196
Income tax effect of adjustment above(1)	—	(1,751)	(616)	(6,288)
Adjusted net income applicable to Pipeline and Storage	$—	$21,584	$13,072	$80,274

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net loss - Corporate and administrative (GAAP)	$(13,542)	$(26,040)	$(94,701)	$(76,002)
Plus:
Goodwill impairment and loss on sale and sale-related expenses	11	5,819	52,064	5,819
Income tax effect of adjustment above(1)	(3)	(1,397)	(12,496)	(1,397)
MountainWest stand-up, integration, and transaction-related costs	—	—	291	700
Income tax effect of adjustment above(1)	—	—	(70)	(168)
Proxy contest, Stockholder litigation, Settlement agreement, and Strategic review	—	5,676	—	38,357
Income tax effect of adjustment above(1)	—	(1,362)	—	(8,827)
Consulting fees related to optimization opportunity identification, benchmarking, and assessment	833	—	1,470	—
Income tax effect of adjustment above(1)	(200)	—	(353)	—
Centuri separation costs	3,822	—	11,073	—
Income tax effect of adjustment above(1)	(917)	—	(2,658)	—
Adjusted net loss applicable to Corporate and administrative	$(9,996)	$(17,304)	$(45,380)	$(41,518)

Net income (loss) applicable to Southwest Gas Holdings (GAAP)	$72,869	$(280,584)	$150,889	$(203,290)
Plus:
Goodwill impairment and loss on sale and sale-related expenses	11	455,425	73,279	455,425
MountainWest stand-up, integration, and transaction-related costs	—	7,295	2,856	26,896
Consulting fees related to optimization opportunity identification, benchmarking, and assessment	5,550	—	9,796	—
Proxy contest, Stockholder litigation, Settlement agreement, Strategic review, and Centuri separation	5,410	5,919	14,438	40,210
Income tax effect of adjustment above(1)	(2,649)	(110,069)	(12,837)	(122,641)
Adjusted net income applicable to Southwest Gas Holdings	$81,191	$77,986	$238,421	$196,600

Weighted average shares - diluted	71,916	67,200	70,990	65,558

Earnings (loss) per share:
Diluted earnings (loss) per share	$1.01	$(4.18)	$2.13	$(3.10)
Adjusted consolidated earnings per diluted share	$1.13	$1.16	$3.36	$3.00
(1) Calculated using the Company’s blended statutory tax rate of 24%, except for items pertaining to the Utility Infrastructure Services segment which was calculated using a blended statutory tax rate of ~25% and Goodwill impairment which was calculated using an effective tax rate of ~23%. Certain Settlement agreement costs are non-deductible for tax purposes. In addition to a component of the impairment loss that is a permanent item without tax basis thereby lowering tax benefit by $11.2 million.

(2) The information for 2023 reflects activity related to the period from January 1, 2023 to February 13, 2023 (the last full day of ownership).

Reconciliation of non-GAAP financial measures of EBITDA and Adjusted EBITDA and their comparable GAAP measures of Net income. Note that the comparable GAAP measures are also included in Note 13 - Segment Information in the Company’s December 31, 2023 Form 10-K.

Amounts in thousands	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Reconciliation of Net income to non-GAAP measure of EBITDA
Net income (loss) applicable to Utility Infrastructure Services (GAAP)	$(5,250)	$6,465	$19,652	$2,065
Plus:
Net interest deductions	24,444	21,034	97,476	61,371
Income tax expense (benefit)	(1,680)	2,377	14,736	5,727
Depreciation and amortization	34,464	39,067	145,446	155,353
EBITDA applicable to Utility Infrastructure Services (Non-GAAP)	51,978	68,943	277,310	224,516
Plus:
Strategic review costs, including Centuri spin	1,588	243	3,365	1,853
Non-cash share-based compensation expense	(298)	469	1,851	1,652
Adjusted EBITDA applicable to Utility Infrastructure Services (Non-GAAP)	$53,268	$69,655	$282,526	$228,021

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Results of Consolidated Operations
Contribution to net income (loss) - natural gas distribution	$91,661	$67,050	$242,226	$154,380
Contribution to net income (loss) - utility infrastructure services	(5,250)	6,465	19,652	2,065
Contribution to net income (loss) - pipeline and storage	—	(328,059)	(16,288)	(283,733)
Corporate and administrative loss	(13,542)	(26,040)	(94,701)	(76,002)
Net income (loss)	$72,869	$(280,584)	$150,889	$(203,290)

Basic earnings (loss) per share	$1.02	$(4.18)	$2.13	$(3.10)
Diluted earnings (loss) per share	$1.01	$(4.18)	$2.13	$(3.10)

Weighted average common shares	71,672	67,200	70,787	65,558
Weighted average diluted shares	71,916	67,200	70,990	65,558

Results of Natural Gas Distribution
Regulated operations revenues	$702,216	$576,644	$2,499,564	$1,935,069
Net cost of gas sold	344,623	245,000	1,246,901	789,216
Operating margin	357,593	331,644	1,252,663	1,145,853
Operations and maintenance expense	133,457	122,944	511,646	491,928
Depreciation and amortization	76,699	70,609	295,462	263,043
Taxes other than income taxes	21,770	20,754	87,261	83,197
Operating income	125,667	117,337	358,294	307,685
Other income (deductions)	18,939	(6,444)	70,661	(6,884)
Net interest deductions	38,332	31,220	149,830	115,880
Income before income taxes	106,274	79,673	279,125	184,921
Income tax expense	14,613	12,623	36,899	30,541
Contribution to consolidated results - natural gas distribution	$91,661	$67,050	$242,226	$154,380

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Results of Utility Infrastructure Services
Utility infrastructure services revenues	$665,315	$771,894	$2,899,276	$2,760,327
Operating expenses:
Utility infrastructure services expenses	612,318	699,758	2,617,402	2,529,318
Depreciation and amortization	34,464	39,067	145,446	155,353
Operating income	18,533	33,069	136,428	75,656
Other income (deductions)	(247)	(144)	64	(887)
Net interest deductions	24,444	21,034	97,476	61,371
Income (loss) before income taxes	(6,158)	11,891	39,016	13,398
Income tax expense (benefit)	(1,680)	2,377	14,736	5,727
Net income (loss)	(4,478)	9,514	24,280	7,671
Net income attributable to noncontrolling interests	772	3,049	4,628	5,606
Contribution to consolidated results attributable to Centuri	$(5,250)	$6,465	$19,652	$2,065

FINANCIAL STATISTICS
Market value to book value per share at quarter end		137%
Twelve months to date return on equity	-- total company	4.7%
	-- gas segment	8.2%
Common stock dividend yield at quarter end		3.9%
Customer to employee ratio at quarter end (gas segment)		939 to 1

GAS DISTRIBUTION SEGMENT	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona	$2,607,568	6.73%	9.30%
Southern Nevada	1,535,593	6.30	9.40
Northern Nevada	174,965	6.56	9.40
Southern California(1)	285,691	8.02	11.16
Northern California(1)	92,983	7.91	11.16
South Lake Tahoe(1)	56,818	7.91	11.16
Great Basin Gas Transmission Company(2)	135,460	8.30	11.80
(1) Authorized returns updated effective January 1, 2024, due to an Automatic Rate of Return Trigger Mechanism.
(2) Estimated amounts based on 2019/2020 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS	Year Ended December 31,
(In dekatherms)	2023	2022	2021
Residential	86,965,340	81,391,894	76,810,460
Small commercial	35,091,975	33,498,789	31,050,963
Large commercial	11,091,489	10,004,476	9,490,130
Industrial / Other	7,759,919	5,004,721	5,104,137
Transportation	85,685,447	92,518,734	94,955,200
Total system throughput	226,594,170	222,418,614	217,410,890

HEATING DEGREE DAY COMPARISON
Actual	1,954	1,831	1,619
Ten-year average	1,649	1,641	1,629
Heating degree days for prior periods have been recalculated using the current period customer mix.